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                                                                   EXHIBIT 10.11

May 6, 2003

Mr. Howard Behar
[address]

Dear Howard:

This letter confirms the terms and conditions of your employment agreement ("Agreement") to provide advisory services to Starbucks Corporation ("Starbucks" or "the Company").

EMPLOYMENT TERM

Your employment commenced on November 1, 2002, and shall continue until October 31, 2010 (the "Term"); provided, however, that if this Agreement is earlier terminated as provided below, the Term shall end on the date of such earlier termination.

BASE SALARY

You will be paid bi-weekly at a base salary that annualizes to Two Hundred Fifty Thousand Dollars ($250,000.00) per year, totaling $250,000.00 per year for eight years, which sum shall include (1) Five Hundred Forty-Six Thousand One Hundred Fifty-Four Dollars ($546,154.00), representing the unpaid portion of your fiscal year 2002 base salary; and (2) Six Hundred Twenty-Three Thousand Eight Hundred Seventy-Two Dollars ($623,872.00), representing your fiscal year 2002 bonus, both of which were earned by you during fiscal year 2002, but neither of which was paid to you by Starbucks during fiscal year 2002. The balance amount ($829,974.00), represents deferred compensation for income earned during fiscal year 2003 and payment, at a rate of $25,000.00 per year, for your role as an advisor to Starbucks during the employment Term.

In the event that you die before October 31, 2010, Starbucks will pay, or cause an insurer to pay, your surviving spouse (or your estate if your wife does not survive you) a single sum amount equal to the unpaid salary you would have received through the full Term of this agreement.

Starbucks may terminate this Agreement if you are unable to perform your duties because of physical or mental disability.

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Mr. Howard Behar
May 6, 2003
Page 2

This Agreement may also be terminated "for cause" to include, but not limited to, your unreasonable refusal to perform your duties or any violation of Starbucks Standards of Business Conduct.

You may also terminate this Agreement before October 31, 2010, by providing Starbucks with notice of your resignation. In the event you resign, then Starbucks will pay you through the end of the workweek in which Starbucks receives your notice of resignation.

A termination of this Agreement before October 31, 2010, regardless of the reason for such termination, shall not affect any obligation that survives beyond the Term for either you or Starbucks. Specifically, termination of this Agreement will not affect Starbucks obligation to compensate you for income already earned but paid to you as deferred compensation under this Agreement (the balance of $2,000,000.00 not already paid to you on date of termination, subject to an appropriate present value discount calculation).

DUTIES

During the Term, you will be asked to provide reasonable advisory services from time to time on an "as needed" basis through the chief executive officer ("ceo") of Starbucks or the ceo's designee. You will not be required to provide services for which you are not qualified. You may perform services for others on a paid consulting basis and you may serve on the boards of directors of other companies so long as such activities do not conflict with Starbucks Standards of Business Conduct or your duties as a Starbucks Director.

BENEFITS

Throughout the Term of your employment, you will be eligible for employee benefits in accordance with the provisions of the Company's medical, dental, vision and savings plans. The required employee coverage contributions for these plans will be deducted from your bi-weekly paychecks. You will also be eligible for basic life insurance coverage and short-term and long-term disability coverage, all of which coverages will be determined in accordance with your base salary and terms of the governing plans. As with all Starbucks employees, you will be granted paid vacation and paid sick leave in accordance with Company policy.

In the event this Agreement terminates earlier than the end of the Term as a result of your death, then Starbucks will reimburse your surviving spouse the full amount of (a) her premiums payable under COBRA for continuation of coverage through the Term, and (b) if her rights to continuation of coverage under COBRA expire prior to the end of the Term, then the Company will reimburse her the full amount of any comparable replacement coverage secured by her through the end of the term.

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Mr. Howard Behar
May 6, 2003
Page 3

If, because of any physical or mental disability, you are unable to perform your duties and Starbucks terminates this Agreement based on such disability, Starbucks will continue to provide you with benefits as described above, and will also pay you the difference between your usual base pay and the amount you receive from any short or long term disability benefits.

In the event Starbucks terminates this Agreement for cause or you terminate this agreement earlier than the end of the Term, all employment benefits will cease at midnight on the date of termination.

STOCK PURCHASE/OPTIONS

Your eligibility to participate in the Company's employee stock purchase plan and the Bean Stock Plan will be based upon meeting the plans' eligibility criteria. At the Compensation Committee's sole discretion, you may receive stock options grants under the Company's Key Employee Stock Option Plan - 1994. Please note that in the event you continue to be a member of the Starbucks Board, you will not be eligible to participate in the Amended and Restated 1989 Non-Employee Directors Plan until you cease to be employed by Starbucks for at least one year. With respect to other services or opportunities generally provided to Starbucks partners (including, but not limited to, partner markout and discount), you will be treated as any other Starbucks partner.

EXPENSES AND ADMINISTRATIVE SUPPORT

Starbucks shall reimburse you for all reasonable and customary expenses incurred by you in performing your duties, including, but not limited to, reasonable travel expenses.

To assist you in your advisory role, Starbucks will continue to provide an office, computer, cell phone and administrative and secretarial assistance as you reasonably require. In addition, you will continue to have access to the building and parking garage. The monthly parking fee will be deducted from your paychecks.

ASSIGNMENT

Your rights and duties under this Agreement are personal to you and are not assignable to others. Starbucks may assign its rights under this Agreement in connection with any merger or consolidation of Starbucks or any sale of all or any portion of Starbucks assets, provided that any such successor or assignee expressly assumes in writing Starbucks obligations under this Agreement.

GOVERNING LAW/ARBITRATION

This Agreement will be governed by the laws of the State of Washington. All disputes arising out of or relating to this Agreement and your employment by Starbucks shall be resolved by final

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Mr. Howard Behar
May 6, 2003
Page 4

and binding arbitration in accordance with the arbitration rules of the American Arbitration Association in effect at the time the arbitration is commenced. The arbitration shall be held in Seattle, Washington, before one (1) arbitrator selected by the parties. The arbitrator shall determine the prevailing party in the arbitration and shall order the nonprevailing party to pay the prevailing party's arbitration costs and reasonable attorneys' fees.

ENTIRE AGREEMENT

This Agreement contains the sole employment agreement between you and Starbucks and supersedes any prior agreements and understandings regarding your Starbucks employment.

To confirm your agreement to the terms and conditions of your employment, please countersign this letter below and return it to me. Thank you for your continued contributions to the Company's success.

Warm regards,

Orin Smith
president and ceo

         I agree to the terms and conditions of my employment agreement as set forth in the foregoing letter.

         ____________________________________
         Dated

         ____________________________________
         Howard Behar